The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, the index supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated September 13, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016,

Index Supplement dated April 29, 2016

and Product Supplement dated May 2, 2016)

UBS AG $• Trigger Callable Contingent Yield Notes with Daily Coupon Observation

Linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due on or about September 17, 2021

Investment Description

UBS AG Trigger Callable Contingent Yield Notes with Daily Coupon Observation (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index (each an “underlying index” and together the “underlying indices”). If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you a contingent coupon with respect to that observation period. If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, no contingent coupon will be paid. UBS may elect to call the Notes in whole, but not in part (an “issuer call”), on or before the last day of each observation period (the ”observation end date”) other than the last observation period, regardless of the closing level of any underlying index during the observation period. If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date corresponding to such observation end date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes, in addition to any contingent coupon with respect to the final observation period. If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the decline in the closing level of the underlying index with the lowest underlying index return (the “least performing underlying index”) from its initial level to its final level over the term of the Notes and you may lose all of your initial investment. A trigger event is deemed to have occurred if the closing level of any underlying index is less than its downside threshold on the “trigger observation date”, which is the final valuation date. Investing in the Notes involves significant risks. You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying index on each day of the observation periods and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. Higher contingent coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Contingent Coupon —If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date. If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable, and UBS will not make any payment to you on the relevant coupon payment date.
❑	Issuer Callable — UBS may call the Notes in whole, but not in part, on the coupon payment date following each observation end date (other than the maturity date) regardless of the closing levels of any of the underlying indices during the observation period. If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the observation end date for the applicable observation period. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If UBS does not elect to call the Notes and a trigger event has not occurred, UBS will pay you a cash payment per Note equal to the principal amount, in addition to any contingent coupon with respect to the final observation period. If, however, UBS does not elect to call the Notes and a trigger event has occurred, UBS will pay a cash payment per Note that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the least performing underlying index over the term of the Notes and you may lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date.

Key Dates*

Trade Date**	September 14, 2018
Settlement Date**	September 19, 2018
Observation End Dates	Quarterly (see page 4)
Final Valuation Date	September 14, 2021
Maturity Date	September 17, 2021

*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have downside market risk similar to the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-17 of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronics communications network.

Note Offering

These preliminary terms relate to the Notes. The final terms of the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Indices	Tickers	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
Russell 2000® Index	RTY	9.75% to 10.00% per annum	•	70% of the Initial Level	70% of the Initial Level	90281B148	US90281B1483
S&P 500® Index	SPX		•	70% of the Initial Level	70% of the Initial Level
EURO STOXX 50® Index	SX5E		•	70% of the Initial Level	70% of the Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $9.41 and $9.71. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index	$•	$10.00	$•	$0.125	$•	$9.875

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Callable Contingent Yield Notes with Daily Coupon Observation Product Supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001162/ub35290512-424b2.htm
♦	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Trigger Callable Contingent Yield Notes with Daily Coupon Observation” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement” mean the UBS product supplement, dated May 2, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each day of the observation periods and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its downside threshold on the trigger observation date.
♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying index.
♦	You are willing to receive no contingent coupons and believe the closing levels of each underlying index will be equal to or greater than its coupon barrier on each trading day during each specified observation period and that the closing level of each underlying index will be equal to or greater than its downside threshold on the trigger observation date.
♦	You understand and accept that you will not participate in any appreciation in the level of any of the underlying indices and that your potential return is limited to any contingent coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You would be willing to invest in the Notes based on the downside thresholds and coupon barriers specified on the cover hereof and if the contingent coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on any stocks constituting the underlying indices (the “underlying constituents”).
♦	You are willing to invest in Notes that UBS may elect to call early and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying indices.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each day of the observation periods and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its downside threshold on the trigger observation date.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying constituents of the least performing underlying index.
♦	You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of at least one of the underlying indices will decline during the term of the Notes and is likely to be less than its coupon barrier on at least one trading day during each specified observation period or that closing level of any underlying index will be less than its downside threshold on the trigger observation date.
♦	You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You would be unwilling to invest in the Notes based on the downside thresholds or coupon barriers specified on the cover hereof or if the contingent coupon rate was set equal to the bottom of the range indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You seek guaranteed current income from your investment or prefer to receive any dividends paid on any underlying constituents.
♦	You are unable or unwilling to hold Notes that UBS may elect to call early, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the underlying indices.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Indices” herein for more information on the underlying indices. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term	Approximately 36 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation end dates, the trigger observation date, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Indices	The Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50®Index.
Contingent Coupon & Contingent Coupon Rate

If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date.

If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal quarterly installments at a per annum rate (the “contingent coupon rate”) and will be set on the trade date. The table below sets forth the range of the contingent coupon rate and contingent coupon for each Note that would be applicable to each coupon payment date for which the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during the applicable observation period. The actual contingent coupon rate will be set on the trade date.

Contingent Coupon Rate	9.75% - 10.00%
Contingent Coupon	$0.2438 - $0.2500

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation period in which the closing level of any underlying index is less than its coupon barrier on any trading day during such observation period.
Observation Period	The first observation period will consist of each day from but excluding the trade date to and including the first observation end date. Each subsequent observation period will consist of each day from but excluding an observation end date to and including the next following observation end date.
Observation End Dates	See “Observation Periods, Observation End Dates and Coupon Payment Dates” on page 4.
Trigger Event

A trigger event is deemed to have occurred if the closing level of any underlying index is less than its downside threshold on the trigger observation date.

In this case, you will be exposed to the underlying index return of the least performing underlying index.

Trigger Observation Date(s)	The final valuation date
Issuer Call Feature

UBS may elect to call the Notes in whole, but not in part, on or before any observation end date (other than the final valuation date), regardless of the closing level of any underlying index during the observation period.

If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, (the “call settlement amount”) and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable observation end date.

Payment at Maturity (per Note)

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment per Note on the maturity date equal to the principal amount of $10 plus any contingent coupon otherwise due on the maturity date.

If UBS does not call the Notes and a trigger event occurs, UBS will pay you a cash payment on the maturity date that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Index Return of the Least Performing Underlying Index)

You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs.

Underlying Index Return	With respect to each underlying index, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Index	The underlying index with the lowest underlying index return as compared to any other underlying index.
Downside Threshold(1)	A specified level of each underlying index that will be less than its respective initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Coupon Barrier (1)	A specified level of each underlying index that will be less than its respective initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level (1)	The closing level of each underlying index on the trade date.
Final Level (1)	The closing level of each underlying index on the final valuation date.
Coupon Payment Dates	Three business days following the applicable observation end date on which the applicable observation period ends, except that the coupon payment date for the final observation period will be the maturity date.
(1)	As determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying index is observed and the terms of the Notes are set.
¯
Quarterly (callable by UBS at its election)

If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date.

If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable, and UBS will not make any payment to you on the relevant coupon payment date.

UBS may elect to call the Notes in whole, but not in part, on or before any observation end date (other than the final valuation date), regardless of the closing level of any underlying index during such observation period.

If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable observation end date. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

¯
Maturity Date

The final level of each underlying index is observed on the final valuation date and the underlying return of each underlying index is calculated.

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment per Note on the maturity date equal to the principal amount of $10 plus any contingent coupon otherwise due on the maturity date.

If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you a cash payment per Note on the maturity date that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index)

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying index on each day of the observation periods and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. If UBS does not elect to call the Notes and a trigger event occurs, you will lose some or all of your initial investment at maturity.

3

Observation Periods, Observation End Dates(1) and Coupon Payment Dates(1)(2)

Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates/Call Settlement Dates (if called)	Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates/Call Settlement Dates (if called)	Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates/Call Settlement Dates (if called)
December 14, 2018	December 19, 2018	December 16, 2019	December 19, 2019	December 14, 2020	December 17, 2020
March 14, 2019	March 19, 2019	March 16, 2020	March 19, 2020	March 15, 2021	March 18, 2021
June 14, 2019	June 19, 2019	June 15, 2020	June 18, 2020	June 14, 2021	June 17, 2021
September 16, 2019	September 19, 2019	September 14, 2020	September 17, 2020	Final Valuation Date	Maturity Date

(1)	Subject to the market disruption event provisions set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.
(2)

Three business days following the applicable observation end date on which the applicable observation period ends, except that the coupon payment date for the final observation period will be the maturity date.

4

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying indices. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If UBS does not elect to call the Notes, UBS will repay you the principal amount of your Notes in cash only if a trigger event does not occur and will only make such payment at maturity. If UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index and in extreme situations, you could lose all of your initial investment.
♦	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying index at such time is equal to or greater than its downside threshold.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of any underlying index is less than its respective coupon barrier on any trading day during an observation period, UBS will not pay you the contingent coupon applicable to such observation period. This will be the case even if the closing level of each other underlying index is equal to or greater than its respective coupon barriers on each day during that observation period, and even if the closing level of that underlying index was higher than its coupon barrier on every other day during the observation period. If the closing level of any underlying index is less than its coupon barrier on any trading day during each observation period, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited to any contingent coupons, you will not participate in any appreciation of any underlying index and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying indices. In addition, your return on the Notes will vary based on the number of observation periods, if any, in which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if UBS elects to call the Notes, you will not receive any contingent coupons or any other payment in respect of any observation periods after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the least performing underlying index even though you cannot participate in any appreciation in the level of any underlying index. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.
♦	A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity —The economic terms for the Notes, including the contingent coupon rate, coupon barriers and downside thresholds, are based, in part, on the expected volatility of each underlying index at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying index. The greater the expected volatility of each of the underlying indices as of the trade date, the greater the expectation is as of that date that the closing level of each underlying index could be less than its respective coupon barrier on any trading day during an observation period and that the final level of each underlying index could be less than its respective downside threshold on the trigger observation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying index and the potential to lose some or all of your initial investment.
♦	UBS may elect to call the Notes and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion prior to the maturity date. If UBS elects to call your Notes early, you will no longer have the opportunity to receive any contingent coupons after the applicable call settlement date. The first potential call settlement date occurs after approximately three months and therefore you may not have the opportunity to receive any contingent coupons after approximately three months. In the event UBS elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.
It is more likely that UBS will elect to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar contingent coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS, which includes when the level of any of the underlying indices is less than its coupon barrier. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

5

♦	An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and contingent coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
♦	You are exposed to the market risk of each underlying index — Your return on the Notes is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one of the underlying indices over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying index. For instance, you may receive a negative return equal to the underlying index return of the least performing underlying index if the closing level of one underlying index is less than its downside threshold on the trigger observation date, even if the underlying index returns of another underlying index is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying index.
♦	Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing some or all of your initial investment at maturity than if the Notes were linked to a single underlying index or fewer underlying indices — The risk that you will not receive any contingent coupons and lose some or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying index or to fewer underlying indices. With more underlying indices, it is more likely that the closing level or final level of an underlying index will be less than its coupon barrier on any trading day during the observation period or decline to a closing level that is less than its downside threshold on a trigger observation date than if the Notes were linked to a single underlying index or fewer underlying indices. In addition, the lower the correlation is between a pair of underlying indices, the more likely it is that one of the underlying indices will decline in value to a closing level less than its coupon barrier or downside threshold on any day during an observation period or on a trigger observation date, respectively. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, downside thresholds and coupon barriers are determined, in part, based on the correlation of the underlying indices’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower downside threshold and coupon barrier is generally associated with lower correlation of the underlying indices. Therefore, if the performance of a pair of underlying indices is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or a trigger event will occur is even greater despite lower downside thresholds and coupon barriers. With three underlying indices, it is more likely that the performance of one pair of underlying indices will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.
♦	Any payment on the Notes is subject to the creditworthiness of UBS — The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying indices and indirectly linked to the performance of the underlying constituents. The levels of the underlying indices can rise or fall sharply due to factors specific to each underlying index or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market levels, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying indices and underlying constituents, the volatility of the underlying indices and underlying constituents, any dividends paid on the underlying constituents, the correlation of the underlying indices, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

6

♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of each underlying index and the underlying constituents; the volatility of each underlying index and the underlying constituents; any dividends paid on the underlying constituents; the correlation of the underlying indices; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Russell 2000®Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	The Notes are subject to currency exchange rate risks — The Notes are subject to currency exchange rate risks because the value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
♦	The Notes are subject to non-U.S. securities markets risks — The Notes are subject to risks associated with non-U.S. securities markets because the underlying constituents of the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the underlying constituents are issued by companies located within the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Notes.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. There can be no assurance that the closing level of each underlying index will be equal to or greater than its coupon barrier on each trading day during each observation period, or, if UBS does not elect to call the Notes, that a trigger event will not occur. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of each underlying constituent. You should be willing to accept the risks associated with the relevant markets tracked by each such underlying index in general and each index's underlying constituents in particular, and the risk of losing some or all of your initial investment.

7

♦	The underlying indices reflect price return, not total return — The return on your Notes is based on the performance of the underlying indices, which reflect the changes in the market prices of the underlying constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes that affect an underlying index will affect the market value of your Notes — The policies of each index sponsor as specified under “Information About the Underlying Indices” (together, the "index sponsors"), concerning additions, deletions and substitutions of the index constituents and the manner in which the index sponsor takes account of certain changes affecting those index constituents may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the Notes.
♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in an underlying index or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any underlying constituent, may adversely affect the levels of the underlying indices and, therefore, the market value of the Notes. Further, UBS is less likely to call the Notes when the closing level of any index is trading less than its coupon barrier, and, therefore, any hedging activities that adversely affect the level of such index may also diminish the probability of UBS calling the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituents or trading activities related to one or more underlying index or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Moreover, UBS may elect to call the Notes pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Notes, such as, but not limited to, those described above under "- UBS may elect to call the Notes and the Notes are subject to reinvestment risk" and "- An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features". There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date, any trading day during an observation period, any trigger observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside thresholds and coupon barriers, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS —UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying indices to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority ("FINMA") has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS' assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS' debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.

8

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 36 months
Contingent Coupon Rate:	9.25% per annum (or 2.313% per quarter)
Contingent Coupon:	$0.2313 per quarter
Observation End Dates:	Quarterly
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	1,500
Underlying Index B:	2,700
Underlying Index C:	3,400
Coupon Barrier:
Underlying Index A:	1,050 (which is equal to 70% of the Initial Level)
Underlying Index B:	1,890 (which is equal to 70% of the Initial Level)
Underlying Index C:	2,380 (which is equal to 70% of the Initial Level)
Downside Threshold:
Underlying Index A:	1,050 (which is equal to 70% of the Initial Level)
Underlying Index B:	1,890 (which is equal to 70% of the Initial Level)
Underlying Index C:	2,380 (which is equal to 70% of the Initial Level)

Example 1 — On the first Observation End Date, UBS calls the Notes.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period

Underlying Index A: 1,100 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,300 (equal to or greater than Coupon Barrier)

Underlying Index C: 2,800 (equal to or greater than Coupon Barrier)

$10.2313 (Call Settlement Amount)
	Total Payment:	$10.2313 (2.313% total return)

Because UBS elects to call the Notes after the first observation end date and the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during the observation period, UBS will pay on the call settlement date a total of $10.2313 per Note (reflecting your principal amount plus the applicable contingent coupon), a 2.313% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — On the third Observation Date, UBS calls the Notes.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	Underlying Index A: 1,000 (less than Coupon Barrier) Underlying Index B: 2,650 (equal to or greater than Coupon Barrier) Underlying Index C: 2,500 (equal to or greater than Coupon Barrier)	$0.00
Second Observation Period

Underlying Index A: 1,400 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,100 (equal to or greater than Coupon Barrier)

Underlying Index C: 2,700 (equal to or greater than Coupon Barrier)

$0.2313 (Contingent Coupon)
Third Observation Period	Underlying Index A: 900 (less than Coupon Barrier) Underlying Index B: 2,200 (equal to or greater than Coupon Barrier) Underlying Index C: 3,100 (equal to or greater than Coupon Barrier)	$10.00 (Call Settlement Amount)
	Total Payment:	$10.2313 (2.313% total return)

Because UBS elects to call the Notes after the third observation end date, UBS will pay on the call settlement date a total of $10.00 per Note (reflecting your principal amount). Because the closing level of at least one underlying index was less than its coupon barrier on at least one day during the third observation period, no contingent coupon will be paid for the third observation period. When added to the contingent coupon of $0.2313 received in respect of the prior observation periods, you will have received a total of $10.2313, a 2.313% total return on the Notes. You will not receive any further payments on the Notes.

9

Example 3 — UBS does NOT call the Notes and a Trigger Event does not occur.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period

Underlying Index A: 1,400 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,200 (equal to or greater than Coupon Barrier)

Underlying Index C: 3,200 (equal to or greater than Coupon Barrier)

		$0.2313 (Contingent Coupon)
Second Observation Period

Underlying Index A: 1,450 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,600 (equal to or greater than Coupon Barrier)

Underlying Index C: 2,900 (equal to or greater than Coupon Barrier)

		$0.2313 (Contingent Coupon)
Third through Eleventh Observation Periods	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all less than Coupon Barrier)	$0.00
Final Observation Period*

Underlying Index A: 1,125 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index B: 2,100 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index C: 3,200 (equal to or greater than Coupon Barrier and Downside Threshold)

		$10.2313 (Payment at Maturity)
	Total Payment:	$10.6939 (6.939% total return)

Because UBS does not elect to call the Notes and the final level of each underlying index is equal to or greater than its downside threshold, a trigger event has not occurred. At maturity, UBS will pay a total of $10.2313 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $0.4626 received in respect of the prior observation periods, UBS will have paid a total of $10.6939, a 6.939% total return on the Notes.

*Also assumes a final level equal to the lowest closing level during the final observation period.

Example 4 — UBS does NOT call the Notes and a Trigger Event does not occur.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period

Underlying Index A: 1,400 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,300 (equal to or greater than Coupon Barrier)

Underlying Index C: 3,200 (equal to or greater than Coupon Barrier)

		$0.2313 (Contingent Coupon)
Second Observation Period

Underlying Index A: 1,450 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,600 (equal to or greater than Coupon Barrier)

Underlying Index C: 2,900 (equal to or greater than Coupon Barrier)

		$0.2313 (Contingent Coupon)
Third through Eleventh Observation Periods	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all less than Coupon Barrier)	$0.00
Final Observation Period

Underlying Index A:

Lowest Closing Level During Observation Period: 950 (less than Coupon Barrier)

Final Level: 1,200 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index B:

Lowest Closing Level During Observation Period: 2,100 (equal to or greater than Coupon Barrier)

Final Level: 2,300 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index C:

Lowest Closing Level During Observation Period: 2,600 (equal to or greater than Coupon Barrier)

Final Level: 2,550 (equal to or greater than Coupon Barrier and Downside Threshold)

		$10.00 (Payment at Maturity)
	Total Payment:	$10.4626 (4.626% total return)

10

Because UBS does not elect to call the Notes and the final level of each underlying index is equal to or greater than its downside threshold, a trigger event has not occurred. Because the closing level of underlying index A was less than its coupon barrier on at least one day during the final observation period, no contingent coupon will be paid for the final observation period. At maturity, UBS will pay a total of $10.00 per Note (reflecting your principal amount). When added to the contingent coupons of $0.4626 received in respect of the prior observation periods, UBS will have paid a total of $10.4626, a 4.626% total return on the Notes.

Example 5 — UBS does NOT call the Notes and a Trigger Event Occurs.

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period

Underlying Index A: 1,400 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,200 (equal to or greater than Coupon Barrier)

Underlying Index C: 3,200 (equal to or greater than Coupon Barrier)

		$0.2313 (Contingent Coupon)
Second Observation Period

Underlying Index A: 1,450 (equal to or greater than Coupon Barrier)

Underlying Index B: 2,600 (equal to or greater than Coupon Barrier)

Underlying Index C: 2,900 (equal to or greater than Coupon Barrier)

		$0.2313 (Contingent Coupon)
Third through Eleventh Observation Periods	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all equal to or greater than Coupon Barrier)	$0.00
Final Observation Period*

Underlying Index A: 1,400 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index B: 1,080 (less than Coupon Barrier and Downside Threshold)

Underlying Index C: 2,800 (equal to or greater than Coupon Barrier and Downside Threshold)

		$10.00 × [1 + Underlying Index Return of the Least Performing Underlying Index] = $10.00 × [1 + (-60%)] = $10.00 × 40%= $4.00 (Payment at Maturity)
	Total Payment:	$4.4626 (55.374% loss)

Because UBS does not elect to call the Notes and the final level of underlying index B is less than its downside threshold, a trigger event occurs. Therefore, at maturity, you will be exposed to the negative return of the least performing underlying index and UBS will pay you $4.00 per Note. When added to the contingent coupons of $0.4626 received in respect of the prior observation periods, UBS will have paid you $4.4626 per Note for a loss on the Notes of 55.374%.

*   Also assumes a final level equal to the lowest closing level during the final observation period.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the UBS does not elect to call the Notes, you may lose some or all of your investment. Specifically, if UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index, and in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying index on each day of the observation periods and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

11

Information About the Underlying Indices

All disclosures contained in this document regarding each underlying index for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying index. You should make your own investigation into each underlying index.

Included on the following pages is a brief description of each underlying index. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each underlying index. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying index as an indication of future performance.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Asset Publishers – Russell 2000 Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. RTY value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to RTY.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for RTY, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of RTY on September 12, 2018 was 1,715.696 (its “hypothetical initial level”). The actual initial level will be the closing level of RTY on the trade date. Past performance of RTY is not indicative of the future performance of RTY.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/12/2018*	1,740.753	1,653.132	1,715.696
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

12

The graph below illustrates the performance of RTY from January 1, 2008 through September 12, 2018, based on information from Bloomberg. The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of 1,200.987, which is equal to 70% of its hypothetical initial level. Its actual downside threshold and coupon barrier will be determined on the trade date. Past performance of RTY is not indicative of the future performance of the RTY.

13

Information About the Underlying Indices

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of August 31, 2018 as follows: Information Technology (26.5%), Health Care (14.6%), Financials (13.8%), Consumer Discretionary (12.9%), Industrials (9.6%), Consumer Staples (6.7%), Energy (5.9%), Utilities (2.8%), Real Estate (2.7%), Materials (2.5%) and Telecommunication Services (1.9%). On November 15, 2017, the index sponsor announced that effective September 28, 2018 it will broaden the current Telecommunication Services Sector and rename it Communication Services. The renamed Sector will include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector currently classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies currently classified in the Information Technology Sector. Effective March 10, 2017, company additions to the underlying asset should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for SPX, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of SPX on September 12, 2018 was 2,888.92 (its “hypothetical initial level”). The actual initial level will be the closing level of SPX on the trade date. Past performance of SPX is not indicative of the future performance of SPX.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/12/2018*	2,914.04	2,713.22	2,888.92

*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

14

The graph below illustrates the performance of SPX from January 1, 2008 through September 12, 2018, based on information from Bloomberg. The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of 2,022.24, which is equal to 70% of its hypothetical initial level. Its actual downside threshold and coupon barrier will be determined on the trade date. Past performance of SPX is not indicative of the future performance of SPX.

15

Information About the Underlying Indices

EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index (“SX5E”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (its “index sponsor” or “STOXX Limited”).

SX5E is published by STOXX Limited, but STOXX Limited has no obligation to continue to publish SX5E, and may discontinue publication of SX5E at any time. SX5E is determined, comprised and calculated by STOXX Limited without regard to the Securities.

As discussed more fully in the index supplement under the heading “Non-U.S. Indices — EURO STOXX 50® Index”, SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. SX5E captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. SX5E universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of SX5E’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SX5E.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for SX5E, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of SX5E on September 12, 2018 was 3,326.60 (its “hypothetical initial level”). The actual initial level will be the closing level of SX5E on the trade date. Past performance of SX5E is not indicative of the future performance of SX5E.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018	6/30/2018	3,592.18	3,340.35	3,395.60
7/1/2018	9/12/2018*	3,527.18	3,293.36	3,326.60

*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

16

The graph below illustrates the performance of SX5E from January 1, 2008 through September 12, 2018, based on information from Bloomberg. The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of 2,328.62, which is equal to 70% of its hypothetical initial level. Its actual downside threshold and coupon barrier will be determined on the trade date. Past performance of SX5E is not indicative of the future performance of SX5E.

17

Correlation of the Underlying Indices

The graph below illustrates the daily performance of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index from January 1, 2008 through September 12, 2018. For comparison purposes, each underlying index has been normalized to have a closing level of 100.00 on January 1, 2008 by dividing the closing level of that underlying index on each trading day by the closing level of that underlying index on January 1, 2008 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying indices over a given period, the more positively correlated those underlying indices are. The lower (or more negative) the correlation among the underlying indices, the less likely it is that those underlying indices will move in the same direction and therefore, the greater the potential for one of those underlying indices to close below its coupon barrier or downside threshold on any trading day during an observation period or the trigger observation date, respectively. This is because the less positively correlated the underlying indices are, the greater the likelihood that at least one of the underlying indices will decrease in value. However, even if the underlying indices have a higher positive correlation, one or more of the underlying indices might close below its coupon barrier or downside threshold on any trading day during an observation period or the trigger observation date, respectively, as the underlying indices may decrease in value together. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying indices over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying indices, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying index” and “— Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing some or all of your initial investment at maturity than if the Notes were linked to fewer underlying indices” herein.

Past performance of the underlying indices is not indicative of the future performance of the underlying indices.

18

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as pre-paid derivative contracts with respect to the underlying indices. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax on your Notes.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. You should consult your tax advisor regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.

19

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to any underlying index or any U.S. underlying constituent, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying indices, underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying indices, underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying indices, the underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdictions of the underlying constituent issuers).

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Periods, Observation End Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	9
Information About the Underlying Indices	12
Correlation of the Underlying Indices	18
What Are the Tax Consequences of the Notes?	19
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	21

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-12
Risk Factors	PS-17
General Terms of the Notes	PS-33
Use of Proceeds and Hedging	PS-51
Supplemental U.S. Tax Considerations	PS-52
Certain ERISA Considerations	PS-59
Supplemental Plan of Distribution (Conflict of Interest)	PS-60

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial Average™	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSE™ 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Trigger Callable Contingent Yield Notes with Daily Coupon Observation due on or about September 17, 2021

Preliminary Pricing Supplement dated September 13, 2018 (To Product Supplement dated May 2, 2016 Index Supplement dated April 29, 2016 and Prospectus dated April 29, 2016)

UBS Investment Bank UBS Financial Services Inc.